Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rewards Network Inc.:

We consent to the incorporation by reference into previously filed registration statements on Form S-3 (Registration Nos. 333-53147, 333-49366 and 333-111390) and on Form S-8 (Registration Nos. 333-101237, 333-72501, 333-06747, 333-115903, 333-134441, and 333-143159) of Rewards Network Inc. and subsidiaries (the Company) of our reports dated March 17, 2008, relating to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to Rewards Network Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” and Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” effective January 1, 2006.

/s/ KPMG LLP
Chicago, IL
March 17, 2008